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                     October 8, 2020

       James P. Ulm, II
       Chief Financial Officer
       Callon Petroleum Company
       2000 W. Sam Houston Parkway South
       Suite 2000
       Houston, Texas 77042

                                                        Re: Callon Petroleum
Company
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 28,
2020
                                                            File No. 001-14039

       Dear Mr. Ulm:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation